StemCells, Inc. CEO Martin McGlynn Passes Baton
to President and COO Ian Massey

Experienced Biotech Leader to Become Next Chief Executive Officer

NEWARK, CA, January XX, 2016 (GLOBE NEWSWIRE) — StemCells, Inc. (NASDAQ: STEM), a world leader in the research and development of cell-based therapeutics for the treatment of central nervous system disorders, today announced that Dr. Ian Massey, its President and Chief Operating Officer, has been appointed by the Board of Directors to succeed Martin McGlynn as the Company’s Chief Executive Officer, effective January 18, 2016. Massey has additionally been elected to the Board.

Massey and McGlynn have worked closely together since March of last year, and over the past few months jointly architected the Company’s recently announced strategic realignment, which fully focuses StemCell’s resources on its proprietary HuCNS-SC® platform technology for the treatment of chronic spinal cord injury (SCI). The two will continue to collaborate, with McGlynn serving as a consultant over the next year, to facilitate a smooth leadership transition as the Company expedites its SCI program to demonstrate clinical proof-of-concept.

“When I hired Ian as President and COO almost a year ago, I knew I was bringing aboard a strong executive with the right background and temperament to ultimately lead this Company,” said McGlynn. “Ian not only has a stellar track record of successful clinical development through regulatory approval and on to commercialization for numerous products, he is also a great fit for the culture we have built at StemCells: rigorous science is fundamental to him; he is personally passionate about pursuing treatments for CNS disorders; and he is a collaborative leader who naturally gains respect from both technical and business colleagues. I look forward to continuing to support Ian and the rest of the management team in my ongoing participation with the Company.”

Ian Massey joined StemCells, Inc. in March 2015 as President and Chief Operating Officer after a successful 30-year career in the pharmaceutical industry, most recently as COO and President of U.S. Operations of Biotie Therapies Corporation, a publicly traded Finnish company focused on neurodegenerative and psychiatric disorders. In 2006, Massey co-founded Synosia Therapeutics and as President and CEO rapidly created a clinically enabled portfolio by licensing drug candidates from Novartis AG, Hoffman-La Roche AG, and Syngenta AG for clinical development as potential therapeutics for the treatment of CNS disorders. In 2011, with the strategic objective of becoming a public company, Massey led the completion of a transaction with Biotie in which Synosia was acquired. Dr. Massey’s prior experience in the pharmaceutical industry included over 25 years first with Syntex and then with Roche where he held positions of increasing responsibility culminating in Sr. Vice President and Head of Research and Preclinical Development of Roche Palo Alto. He received his D. Phil Degree in Organic Chemistry from Oxford University before undertaking postdoctoral work first in the Institute of Organic Chemistry at Syntex Research and then with Professor Carl Djerassi at Stanford University.

“The opportunity to engage with such a talented, experienced and dedicated team in developing our HuCNS-SC platform technology for the treatment of serious CNS disorders for which no effective therapies are currently available is extremely exciting,” stated Massey. “With our strategic realignment to focus on chronic spinal cord injury we have enhanced our ability to develop a game-changer that will dramatically improve the quality of life for patients with no current therapeutic options. I am very pleased that the Board has entrusted me with fulfilling this mission.”

StemCells Board Chair John Schwartz added, “Timing this transition with the Company’s strategic realignment makes sense. We are grateful to Martin for his many accomplishments and strong leadership as CEO over the past 15 years, guiding the Company through its groundbreaking preclinical work and breakthrough clinical translation of novel cell-based therapeutics for a wide range of CNS disorders. And we are now fully confident that Ian will successfully lead StemCells through the remaining challenges of bringing our first product to market.”

About StemCells, Inc.

StemCells, Inc. is currently engaged in clinical development of its HuCNS-SC platform technology (purified human neural stem cells) as a potential treatment for chronic spinal cord injury (SCI). The Company’s Pathway Study, a Phase II proof-of-concept trial in cervical SCI is actively enrolling at twelve sites. Six-month interim data for the first cohort of the Pathway Study showed the first-ever clinical evidence of a treatment effect improving both muscle strength and motor function following cellular transplant in spinal cord injury. Top-line data from the Company’s Phase I/II clinical trial in thoracic SCI showed measurable gains involving multiple sensory modalities and segments, including the conversion of two of seven patients enrolled in the study with complete injuries to incomplete injuries, post-transplant. The Company has also completed its Phase I/II clinical trial in geographic atrophy dry age related macular degeneration. Top-line results from this study show a positive safety profile and favorable preliminary efficacy data. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company showed preliminary evidence of progressive and durable donor-derived myelination by MRI.

Further information about StemCells, Inc. is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); statements regarding the Company’s planned leadership transition; statements about Mr. McGlynn’s future plans; statements about the Company’s plans for its program in spinal cord injury; and statements about and the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in its subsequent reports on Forms 10-Q and 8-K

CONTACT:
Greg Schiffman, Chief Financial Officer StemCells, Inc.
(510) 456-4128

Lena Evans
Russo Partners

(212) 845-4262

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